Exhibit 99.1

News Release

Wabtec Reports 1Q EPS Of 92 Cents, Affirms Full-Year Guidance

WILMERDING, PA, April 24, 2018 – Wabtec Corporation (NYSE: WAB) today reported earnings per diluted share of 92 cents in the 2018 first quarter and affirmed its full-year guidance for revenues and earnings per diluted share.

2018 First Quarter Consolidated Results

•	Sales were $1.06 billion, a 15 percent increase compared to the year-ago quarter. Compared to the year-ago quarter, organic sales increased $35 million; sales from acquisitions increased $35 million; and changes in foreign currency exchange rates increased sales by $70 million, mainly in Transit.

•	Income from operations was $131 million including expenses of $1 million for restructuring and integration actions. SG&A expenses increased mainly due to changes in foreign currency exchange rates and acquisitions.

•	Net interest expense was $20 million, reflecting a higher debt balance mainly due to acquisitions.

•	Other income was $2.6 million, lower than the prior year mainly due to non-cash foreign currency exchange gains in the 2017 quarter.

•	Income tax expense was $26 million for an effective tax rate of 23 percent, compared to 27.6 percent in the year-ago quarter.

•	Earnings per diluted share were 92 cents compared to 77 cents in the year-ago quarter. The 2017 first quarter included restructuring and transaction expenses, a tax adjustment and non-controlling interest from the Faiveley Transport acquisition, the combination of which reduced earnings per diluted share by a net of 7 cents.

2018 First Quarter Segment Results

•	In the Transit segment, sales increased 19 percent and income from operations increased 39 percent compared to the year-ago first quarter. Transit sales increased by $109 million; the increase resulted mainly from changes in foreign currency exchange rates of $64 million and organic sales growth of $32 million. Acquisitions increased sales by $12 million. Income from operations was $68 million, or 10.1 percent of sales.

•	In the Freight segment, sales increased 9 percent and income from operations decreased 2 percent. Freight sales increased by $32 million; the increase resulted from acquisitions of $23 million, organic growth of $3 million and changes in foreign currency exchange rates of $6 million. Freight sales increased sequentially for the second straight quarter and were the highest since the second quarter of 2016. Income from operations as a percent of sales was 18.3 percent, lower than the year-ago quarter mainly due to increased investments in strategic growth initiatives.

Cash Flow Summary

•	The company generated cash from operations of $24 million for the first quarter compared to cash used in operations of $26 million in the year-ago quarter. The increase resulted from improved working capital performance and higher net income in the 2018 first quarter.

•	At March 31, the company had cash of $250 million and debt of $1.92 billion. Total debt was 3 percent higher than at the end of 2017, mainly due to acquisitions.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

News Release

Backlog and Other Information

•	During the quarter, the company’s total, multi-year backlog increased 7 percent compared to the end of 2017, to a record $4.9 billion. The company’s 12-month backlog, a subset of the total, increased 7 percent to a record $2.5 billion. Recent new orders included projects in all major markets around the world and in all major product categories, including more than $75 million of contracts for train control and signaling.

•	During the first quarter, Wabtec acquired Annax, a market-leading supplier of public address and passenger information systems for transit vehicles and stations; and Lynxrail, a manufacturer of vision-based wayside inspection systems for the rail industry. The companies have combined annual sales of about $60 million.

2018 Guidance Affirmed

Based on its first-quarter results and full-year forecast, Wabtec affirmed its guidance for the year, with revenues expected to be about $4.1 billion and earnings per diluted share expected to be about $3.80 excluding estimated restructuring and integration charges. The company’s operating margin target for the full year is about 13.5 percent, and its effective tax rate for the full year is expected to be about 23.5 percent. For the year, Wabtec expects cash flow from operations to exceed net income.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Our first-quarter results exceeded our expectations slightly and represent a solid start to the year. With a record backlog and the positive indicators we’re seeing in our core markets, we are well positioned to meet our financial targets in 2018. Our transit business delivered improved margins in the quarter and maintained a record backlog. In freight, we are seeing a meaningful pick-up in the aftermarket. We continue to make progress on the integration of Faiveley Transport and remain ahead of our synergy targets. As we focus on short-term performance, we are investing in our long-term growth strategies and are confident we can deliver improved earnings, margins and cash flow in the future.”

Wabtec Corporation (www.wabtec.com) is a leading global provider of equipment, systems and value-added services for transit and freight rail. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future sales and earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in the expected timing and profitability of projects; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First	First
	Quarter	Quarter
	2018	2017
Net sales	$1,056,177	$916,034
Cost of sales	(745,296)	(646,327)

Gross profit	310,881	269,707
Gross profit as a % of Net Sales	29.4%	29.4%

Selling, general and administrative expenses	(147,201)	(122,687)
Engineering expenses	(22,049)	(23,464)
Amortization expense	(10,352)	(9,044)

Total operating expenses	(179,602)	(155,195)
Operating expenses as a % of Net Sales	17.0%	16.9%

Income from operations	131,279	114,512
Income from operations as a % of Net Sales	12.4%	12.5%

Interest expense, net	(20,284)	(19,858)
Other (expense) income, net	2,586	4,811

Income from operations before income taxes	113,581	99,465
Income tax expense	(26,124)	(27,461)

Effective tax rate	23.0%	27.6%

Net Income	87,457	72,004
Less: Net (Gain) Loss attributable to noncontrolling interest	909	1,885

Net income attributable to Wabtec shareholders	$88,366	$73,889

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.92	$0.77

Diluted
Net income attributable to Wabtec shareholders	$0.92	$0.77

Weighted average shares outstanding
Basic	95,810	95,243

Diluted	96,371	95,991

Segment Information
Freight Net Sales	$379,554	$347,946
Freight Income from Operations	$69,623	$71,222
Freight Operating Margin	18.3%	20.5%

Transit Net Sales	$676,623	$568,088
Transit Income from Operations	$68,084	$48,975
Transit Operating Margin	10.1%	8.6%

Backlog Information (Note: 12-month is a sub-set of total)	March 31, 2018	December 31, 2017
Freight Total	$631,558	$549,188
Transit Total	$4,265,552	$4,050,460

Wabtec Total	$4,897,110	$4,599,648

Freight 12-Month	$501,374	$423,805
Transit 12-Month	$1,976,307	$1,891,079

Wabtec 12-Month	$2,477,681	$2,314,884

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited
	March 31, 2018	December 31, 2017
In thousands
Cash and cash equivalents	$249,886	$233,401
Receivables, net	1,268,697	1,166,787
Inventories	829,276	742,634
Current assets - other	117,955	122,291

Total current assets	2,465,814	2,265,113
Property, plant and equipment, net	573,401	573,972
Goodwill	2,528,819	2,460,103
Other intangibles, net	1,231,727	1,204,432
Other long term assets	76,020	76,360

Total assets	$6,875,781	$6,579,980

Current liabilities	$1,648,048	$1,573,330
Long-term debt	1,871,076	1,823,303
Long-term liabilities - other	368,428	354,815

Total liabilities	3,887,552	3,751,448
Shareholders’ equity	2,969,118	2,808,868
Non-controlling interest	19,111	19,664

Total shareholders’ equity	$2,988,229	$2,828,532

Total Liabilities and Shareholders’ Equity	$6,875,781	$6,579,980

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Unaudited
Three Months Ended
March 31,
2018
In thousands
Net cash provided by operating activities	$24,200
Net cash used in investing activities	(43,865)
Net cash (used in) provided by financing activities	28,668
Effect of changes in currency exchange rates	7,482

(Decrease) increase in cash	16,485
Cash, beginning of period	233,401

Cash, end of period	$249,886